NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 15, 2016, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on March 3, 2016 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Solera Holdings, Inc. and Summertime Acquisition Corp., an indirect wholly-owned subsidiary of Summertime Holding Corp., which is beneficially owned by Vista Equity Partners Fund V, L.P., which is affiliated with Vista Equity Partners became effective on March 3, 2016. Each share of Common Stock of Solera Holdings, Inc. was converted into $55.85 in cash, without interest thereon, less any applicable withholding taxes. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on March 4, 2016.